Sheet2

Merrill Lynch Ready Assets Trust
File Number: 811-2556
CIK Number: 065109
For the Period Ending: 12/31/2003

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the year ended December 31, 2003.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

01/03/2003	$9,000	Federal National Mtg Assoc	2.20%	01/14/2005
02/05/2003	9,100	U.S. Treasury Note	1.63	01/31/2005
10/15/2003	7,000	Federal Home Loan Mortgage	2.29	10/28/2005
10/20/2003	9,000	Federal Home Loan Mortgage	2.41	11/04/2005
11/26/2003	12,000	Federal Home Loan Mortgage	2.35	12/09/2005